Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ACI Worldwide, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-157952) on Form S-3 and (Nos. 333-169293, 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-33728, 333-73027, 333-93900, 333-2594, and 333-146794) on Form S-8 of ACI Worldwide, Inc. of our report dated March 3, 2009, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of ACI Worldwide, Inc.

/s/  KPMG LLP

Omaha, Nebraska
February 18, 2011